                                                                   Exhibit 10.13

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY DOUBLE ASTERISKS (**) AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    CENTOCOR

          244 GREAT VALLEY PARKWAY, MALVERN, PA 19355  (215) 296-4488
                                 TELEX: 173-190
                              FAX: (215) 644-7558



                       UNIVERSITY OF TEXAS HEALTH SCIENCE
                        CENTER AT SAN ANTONIO - CENTOCOR
                        RESEARCH AND LICENSING AGREEMENT
                        --------------------------------

     This Agreement is made as of the 1st of October, 1986 (hereinafter "Effective Date") between

                                 Centocor, Inc.
                            244 Great Valley Parkway
                          Malvern, Pennsylvania 19355,
                         a corporation of Pennsylvania,
                            (hereinafter "CENTOCOR")

                                      and

                              University of Texas
                      Health Science Center at San Antonio
                  Hematology Division, Department of Medicine
                             7703 Floyd Curl Drive
                            San Antonio, TX 78284,**

                             (hereinafter "UTHSC")
               on behalf of the Laboratory of Rodger McEver, M.D.
                          (hereinafter "Dr.  McEver").

                             W I T N E S S E T H :

     WHEREAS, UTHSC presently possesses certain know-how, as developed in the laboratory of Dr. McEver, in the field of anti-platelet antibodies, and the use of such antibodies for in vivo and in vitro medical diagnostic, prophylactic and
                       -------     --------
therapeutic purposes (hereinafter "Field"); and

     WHEREAS, UTHSC on behalf of Dr. McEver, is desirous of and prepared to conduct further research in said Field

_____________
*an agency of the State of Texas which is governed by the Board of Regents for the University of Texas System, hereinafter collectively referred to as "UTHSC"

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -2

hereinafter "Research") which may lead to the development of commercial applications; and

     WHEREAS, CENTOCOR is prepared to provide financial support to UTHSC for such Research by Dr. McEver at UTHSC, providing it receives certain license and/or option rights under inventions and/or know-how in said Field; and

     WHEREAS, UTHSC represents that it has full rights by assignment to inventions and know-how in the Field and wishes to have such inventions and know-how perfected and marketed at the earliest possible time in order that products resulting therefrom might be available for public use and benefit; and

     WHEREAS, UTHSC represents and warrants to CENTOCOR that, (i) it has full right and authority to enter into this Agreement without consent or approval of any third person, and (ii) it is not subject to any restrictions which would prevent or impair the grant to CENTOCOR of the licenses granted hereby, the exercise by CENTOCOR of any options to obtain licenses or the exercise by CENTOCOR of such licenses, other than those imposed upon UTHSC by its grantee and/or contractor status under government, philanthropic or non-profit sponsorship.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, CENTOCOR and UTHSC agree as follows:

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -3


                   ARTICLE I - PLAN FOR RESEARCH AND BUDGET
                   ----------------------------------------

     1.01 For the three years ending September 30, 1989, CENTOCOR agrees, as set forth below, to pay to UTHSC funds to support the Research relating to the above-mentioned Field and UTHSC agrees to supply the services of requisite personnel and to furnish the necessary facilities and to carry out such Research all according to a Plan for Research and Budget agreed upon by CENTOCOR and UTHSC as set forth in Article 1.02.

     1.02 UTHSC shall annually submit to CENTOCOR a proposed Plan for Research and Budget for each of three (3) Agreement years following the Effective date of this Agreement (each Agreement Year being defined to mean the twelve-month period commencing with the Effective Date or anniversary thereof). The Plan for Research and the Budget for the first (1st) Agreement Year is set forth in Appendix A hereto. Proposed Plans for Research and Budgets for the second (2nd) and third (3rd) Agreement Years will be submitted by UTHSC to CENTOCOR ninety
(90) days prior to the first and second anniversaries of the Effective Date, respectively. The parties will negotiate in good faith and use their best efforts to finalize the proposed Plans for Research. CENTOCOR shall notify UTHSC in writing 30 days prior to the beginning of the subsequent Agreement Year if it shall accept the Plan for Research submitted by UTHSC. If CENTOCOR and UTHSC are not

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -4


able to agree upon the Research Plan, CENTOCOR shall notify UTHSC thirty (30) days prior to the beginning of the subsequent Agreement Year that it will not provide any further support for the Research, and the Agreement shall be terminated pursuant to Article IX.

     1.03 For as long as Dr. McEver remains at UTHSC pursuant to the provisions of this Agreement, such Research by UTHSC shall be under the direction of Dr. McEver. In addition, Dr. McEver will not conduct research in the Field for other commercial organizations during the term of this Agreement.

     1.04 In the event that the services of Dr. McEver, become for any reason unavailable during the course of this Agreement, UTHSC shall have ninety (90) days within which to provide a replacement who shall be acceptable to CENTOCOR. CENTOCOR shall not unreasonably withhold acceptance of such replacement. In the event that no such replacement is provided, the obligations of CENTOCOR to fund the Agreement shall cease.

                         ARTICLE II - REPORTS BY UTHSC
                         -----------------------------

     2.01 UTHSC shall, upon each anniversary of the Effective Date, provide a written report, prepared by

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -5


Dr. McEver, which presents a brief summary of the Research conducted and the results obtained during the preceding twelve (12) months regarding its work in the Field. At the conclusion of each Agreement Year, or in the event of termination of the Agreement, CENTOCOR shall receive a complete detailed report of the work carried out and funded by this Agreement.

     2.02 If rights to any of UTHSC's inventions and/or know-how in the Field are partially or wholly owned or restricted by governments, government agencies, or any institutions under government control, UTHSC hereby agrees to comply with all applicable statutes and regulations pertaining to such government rights. Such restrictions to the disposition of rights by UTHSC are specified in Appendix B herein. UTHSC further agrees to promptly notify CENTOCOR of any reports, communications, or actions undertaken with regard to such government rights pertaining to this Agreement.

                      ARTICLE III - PAYMENTS BY CENTOCOR
                      ----------------------------------

     3.01 CENTOCOR shall pay to UTHSC eighty-four thousand, nine hundred and thirty-seven dollars ($84,937) in the first year of this Agreement in support of the Research to be conducted in such year payable at quarterly intervals.

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -6


     3.02 Subject to the provisions of Article 1.02, the second and third Agreement years shall be funded at levels specified in the approved Research Plan and Budget for each Agreement year, and payments shall be made quarterly.

            ARTICLE IV - ESTABLISHMENT OF UTSA PROPRIETARY POSITION
            -------------------------------------------------------

     4.01 UTHSC agrees to establish a proprietary position in the Field to the extent possible by (i) applying, as required by Article 4.03, for patents in the United States and abroad on inventions conceived and/or reduced to practice arising from this Research; (ii) maintaining information which is generated as confidential know-how except to the extent that rights are reserved under
Article 4.09 (ii), (iii) obtaining title to inventions funded by Government or third party support, whenever possible and (iv) diligently protecting its patent rights from infringement. The choice of patent counsel shall be agreeable to both UTHSC and CENTOCOR. Should UTHSC select the firm of Arnold, White, and Durkee; this firm shall be acceptable to CENTOCOR.

     4.02 For inventions in the Field which are conceived by UTHSC inventors, UTHSC inventors shall assign their rights to UTHSC. For inventions in the Field which are conceived by CENTOCOR inventors, CENTOCOR inventors shall assign their

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -7


rights to CENTOCOR. For inventions in the Field which are jointly conceived by UTHSC and CENTOCOR inventors, UTHSC inventors shall assign their rights to UTHSC and CENTOCOR inventors shall assign their rights to CENTOCOR.

     4.03 UTHSC shall promptly advise CENTOCOR, in writing, of each invention conceived and/or reduced to practice arising from this Research. Representatives of UTHSC and CENTOCOR shall then discuss whether a patent application or applications, pertaining to such invention, should be filed and in which countries such application or applications should be filed. Applications assigned solely to UTHSC shall be filed by UTHSC; applications assigned solely to CENTOCOR shall be filed by CENTOCOR, and jointly assigned applications shall be filed as mutually agreed upon by the parties.

     4.04 The patent costs incurred by UTHSC, including, without limitation, the costs of preparing, filing, prosecuting (including mutually agreed upon interferences or oppositions), issuing or maintaining for patent rights claiming an invention filed by mutual agreement of the parties after the Effective Date shall be reimbursed by CENTOCOR upon the receipt of UTHSC's notice of payment of such costs. Such reimbursement shall be fully creditable against future royalty payments due UTHSC from CENTOCOR, provided that such credit does not exceed

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -8


[**]   percent   [**]   of the royalties payable in any one payment period.

     4.05 With respect to any patent application filed by mutual agreement of the parties, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to CENTOCOR sufficiently prior to the filing of such application, response or request to allow for review and comment by CENTOCOR.

     4.06 In the event CENTOCOR is not interested in having a patent application filed with respect to a particular invention in a particular country, CENTOCOR shall advise UTHSC of such fact within ninety (90) days from the date on which the invention was disclosed to CENTOCOR by UTHSC or sooner if necessary to avoid the loss of patent rights. UTHSC, at its own expense, may then file and prosecute such patent application in any country where CENTOCOR elects not to file, and such patent applications and patents in any such country shall not be included within the option for an exclusive license granted to CENTOCOR pursuant to Article 5.01 of this Agreement.

     4.07 In the event that UTHSC does not wish to file a patent application with respect to a particular invention or

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -9

does not wish to file patent applications with respect to specific countries, it shall without delay notify CENTOCOR, and CENTOCOR shall be free, where not contrary to United States law, to file at its expense, patent applications in the name of UTHSC, if necessary, and UTHSC shall render CENTOCOR, at CENTOCOR's expense, all necessary assistance in order to facilitate such filing.

     4.08 CENTOCOR shall have the right to have all of the Research conducted and funded hereunder reviewed by patent counsel of its choice subject to the provisions of Articles 4.01 and 4.03.

     4.09 UTHSC recognizes that during the course of this Agreement it may, on behalf of Dr. McEver, acquire from CENTOCOR trade secrets or information which is confidential to CENTOCOR. CENTOCOR has a period of thirty (30) days after the exchange of information to notify Dr. McEver as to whether said information given to UTHSC is to be considered confidential. Accordingly, UTHSC agrees as follows: (i) except in furtherance of the Agreement, UTHSC will not, for a period of twenty (20) years from the receipt of such information, disclose any information or knowledge received from CENTOCOR which has been so designated as being secret and confidential, except to the extent that such information was previously known to UTHSC as

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -10


shown by its written records or except to the extent that such information is or becomes available to the public without fault on the part of UTHSC; (ii) UTHSC and its employees shall have the rights to publish or otherwise publicly disclose information gained in the course of the Agreement subject to the provisions of Article 4.09(i) hereof, provided it gives CENTOCOR a draft of the disclosure (manuscript or abstract) at least sixty (60) days in advance of such publication.

     4.10 UTHSC retains the right to use any of the cell lines, antibodies or their improvements derived in part or total from this Agreement, free of cost, for its own research and to distribute the antibodies to other institutions engaged in non-commercial research, free of cost, under a written agreement that the use will be restricted to non-commercial research and that materials provided will not be transferred or communicated to any third person for any reason.

                        ARTICLE V - LICENSE TO CENTOCOR
                        -------------------------------

     5.01 In view of CENTOCOR's support for research hereunder, UTHSC grants to CENTOCOR a non-exclusive, world-wide, royalty-bearing license under any and all UTHSC patent rights and know-how in the Field, arising out of the Research, to

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -11


make, have made, use and/or sell products and to practice methods developed in this Research. Such license shall be for a period of twenty-five (25) years or the life of any and all UTHSC rights in the Field, whichever is greater, including patent rights (rights arising from patent applications and/or issued patents), rights to use and possess the cell lines developed by UTHSC in the Field, rights to inventions funded under this Agreement and UTHSC know-how covering products and/or methods arising out of the Research. The non-exclusive
royalty shall be   [**]  percent [**]   of the NET selling price of products
utilizing any UTHSC rights granted herein, which is defined to mean the sales price of products actually charged by CENTOCOR, its affiliates, or licensees in the Field of this Agreement less ten percent to allow for customary trade discounts, commissions, freight, sales or use taxes and customs duties. UTHSC hereby further grants to CENTOCOR an option to obtain, whenever desired by CENTOCOR, an exclusive, world-wide, royalty-bearing license under all UTHSC rights for such inventions and for such term as above. If such option is exercised, the royalty shall be X% ("X" percent) of the NET selling price. X
is defined as follows: X equals [**]    percent   [**]  for therapeutic
products, X equals   [**]  percent   [**]   for imaging products, and X equals
[**] percent [**] for other diagnostic products. In addition, if such option is exercised, CENTOCOR shall reimburse UTHSC for all patent

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -12


expenses, if any, not covered under Article 4.04 related to such exclusive option within 90 days of such event. Under the exclusive license option, CENTOCOR shall also be obligated to pay, to UTHSC, minimum annual royalties for each Agreement Year in which CENTOCOR does not provide research support in the
Field. CENTOCOR will pay  [**]   for the first Agreement Year in which there is
no such research support,   [**]   for the second Agreement Year, and     [**]
for each Agreement Year thereafter, subject to the provisions of Section 5.03. Such payments shall be due within 90 days of the commencement of said Agreement Year and shall be fully creditable against all earned royalties payable under
Article V herein.

     5.02 The license and option described in Article 5.01 is also granted on the same terms as specified in Article 5.01 with respect to rights to use and possess cell lines previously developed by Dr. McEver in the Field and any concordant patent rights, specifically including cell lines that produce
monoclonal antibodies            [**]                or any cell lines developed
by Dr. McEver producing antibodies which are functionally equivalent or related to said antibodies.

     5.03 CENTOCOR reserves the right to convert any exclusive license to non-exclusive, at the non-exclusive royalty terms specified, by giving ninety (90) days' notice of said conversion to UTHSC.

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -13


     5.04 Prior to granting any additional, non-exclusive license to any third party in the Field, UTHSC hereby agrees to promptly notify CENTOCOR of such impending event. CENTOCOR shall then have the right to exercise its option to obtain an exclusive, worldwide, royalty-bearing license in the Field. If CENTOCOR fails to respond to UTHSC's notice within sixty (60) days, then UTHSC may grant additional, non-exclusive licenses to one or more third parties in the Field.

     5.05 If pursuant to Article 5.04, UTHSC shall grant a non-exclusive license to any third party in the Field which provides for a lower rate of royalties with respect to the practice of such UTHSC invention, the royalty payable by CENTOCOR shall be reduced to the rate paid by the third party. In the event that two or more antibodies, the rights to which have been licensed from different institutions, are employed by CENTOCOR in a final product, royalties payable to UTHSC shall be determined as the product of total royalties payable by the fraction of the number of antibodies employed from the institution to the total number of antibodies incorporated in the product.

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -14


     5.06 CENTOCOR shall not have the right to assign its rights or delegate its obligations under licenses resulting from this Agreement, without UTHSC prior approval, except that CENTOCOR may assign this Agreement to an entity with which it merges or consolidates or to a corporation of which it owns at least 50% of the equity or a partnership of which CENTOCOR or any of its affiliates is the general partner.

     5.07 In the event that CENTOCOR exercises its option to obtain an exclusive license pursuant to Article 5.01, CENTOCOR shall be obligated to diligently consider applications presented to CENTOCOR, in writing, for sub-licenses for products in the Field. The terms of such sub-licenses shall. be negotiated to be mutually acceptable to both UTHSC and CENTOCOR. Such acceptance shall not be unreasonably withheld, and CENTOCOR and UTHSC shall divide any and all proceeds from said sub-licenses on an equal basis.

     5.08 If CENTOCOR makes payment to one or more third parties under patents and/or know-how which CENTOCOR reasonably believes covers a product or process licensed hereunder, the payments due under this Agreement shall be reduced by the amount of payments actually made to said third parties by CENTOCOR; providing, however, that the payments from CENTOCOR to UTHSC due under this Agreement shall not be reduced, in any

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                           9/25/86                                  -15


event, to less than   [**]   percent   [**]   of the royalties that would have
been due in any period except for such payments to said third parties. The return by any such third parties of any payments to CENTOCOR because of an invalidated third-party patent shall be paid to UTHSC in an amount necessary to restore any such reduced royalty payments.

     5.09 In the event CENTOCOR or a sublicensee of CENTOCOR incurs expenses in judicial or administrative proceedings based upon allegations of infringement of third party patents or know-how as a result of the exercise of rights hereunder, or in the enforcement or defense of patents or technology licenses hereunder, all such expenses will be offset against future royalties due from CENTOCOR
under this Agreement provided that such offsets do not exceed    [**]   percent
[**]   of the royalties due in any period.

                      ARTICLE VI - COMMERCIAL DEVELOPMENT
                      -----------------------------------

     6.01 CENTOCOR shall use its best efforts, including such efforts of any or all of its affiliates and licensees, commercially to develop, manufacture and distribute products throughout the world.

     6.02 At intervals no longer than every twelve (12)

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -16

months, CENTOCOR shall report in writing to UTHSC on progress made toward commercialization, manufacturing and distribution of the products and royalties earned thereon, and if at any time progress is not considered reasonable, UTHSC may give notice to CENTOCOR that CENTOCOR is in default and according to the provisions of Article 9.02, CENTOCOR shall formulate a plan and notify UTHSC of such plan within 30 days of receipt of such notice to cure such default. Approval of such plan by UTHSC shall be deemed to cure any such default pursuant to 9.02.

     6.03 CENTOCOR agrees to use nomenclature specified by Dr. McEver, unless otherwise authorized in writing by UTHSC, to identify the hybridomas for the purposes of publication, promo tion and commercial development of the hybridomas, but shall not identify either UTHSC, nor Dr. McEver, nor his UTHSC collaborators as being the source of the antibodies and/or hybridomas; except that any publication may refer to the published record.

                        ARTICLE VII - EFFECTIVE AND TERM
                        --------------------------------

     7.01 This Agreement shall become effective on the day and year first above written, and unless previously terminated in accordance with any provisions hereof, shall remain in full force and effect for a period of three (3) years from such

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -17


date, except for the provisions of Article V, which shall be for the term set forth in Article V.

                ARTICLE VIII - CENTOCOR'S RIGHT OF FIRST REFUSAL
                ------------------------------------------------

     8.01 Prior to Dr. McEver initiating any other commercial program involving research in the Field, CENTOCOR shall have a right of first refusal to support said other program on terms to be determined by good faith negotiations between the parties or upon the same terms and conditions that any third party has agreed to and to thereby receive the same benefits as UTHSC had agreed to provide in return for said third party's support. CENTOCOR shall provide written notice to UTHSC within one (1) month of such notification stating whether CENTOCOR wishes to exercise this right of first refusal.

                            ARTICLE IX - TERMINATION
                            ------------------------

     9.01 UTHSC, shall have the right to terminate this Agreement by giving at least thirty (30) days notice thereof in writing to CENTOCOR, and upon the giving of such notice, this Agreement shall terminate as of such date. In the event of such termination by UTHSC: (i) CENTOCOR's obligation to fund in whole or in part the terminated Research shall be limited to so much thereof as shall have been conducted prior to such

University of Texas Health Science Center   -   Centocor, Inc. Agreement
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termination; (ii) Upon CENTOCOR's written request thirty (30) days next following the date of the termination, UTHSC, shall disclose to CENTOCOR all research information funded by this Agreement which shall be in its possession at such date which relates to the terminated Research and, (iii) shall grant to CENTOCOR the right of first refusal to license each hybridoma, issued patent or patent application resulting from the Research, subsequent to the date of notice of termination as set forth in (ii) above.

     9.02 Failure by UTHSC or CENTOCOR to comply with any of the respective obligations and conditions contained in this Agreement shall entitle the other party to give to the party in default notice requiring it to cure such default. If such default is not cured or a plan for cure has not been approved, such approval to not be unreasonably withheld, within ninety (90) days after receipt of such notice, the notifying party shall be entitled (without prejudice to any of the other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -19



     9.03 In the event that one of the parties shall go into liquidation, or a receiver, custodian or trustee be appointed for the property or estate of that party, or the party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving written notice to the first party.

     9.04 Termination or expiration of the Agreement, other than under Articles
9.02 and 9.03, shall not affect rights and obligations of either party or the licenses and option granted under Article V.

     9.05 If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of Force Majeure including an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such Force Majeure rights under this Article must notify the other

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -20



party by registered letter within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, the injured party may terminate this Agreement as per the conditions stipulated herein.

                          ARTICLE X - INDEMNIFICATION
                          ---------------------------

     10.01 CENTOCOR shall indemnify UTHSC from and against any claims, demands, or causes of action on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, exercise or practice of the license granted hereunder; provided, however, that such obligation to indemnify UTHSC shall not extend to any claim, demand, or cause of action arising in favor of any person or entity, growing out of, incident to, or resulting directly or indirectly from negligence (whether sole, joint, or otherwise), of UTHSC or its officers, agents, representatives, or employees.

                            ARTICLE XI - ASSIGNMENT
                            -----------------------

     11.01 The rights of CENTOCOR, under this Agreement, may not be assigned and the duties of CENTOCOR under this

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                          9/25/86                                 -21

Agreement may not be delegated without the prior written consent of UTHSC, except that CENTOCOR may assign this Agreement to an entity with which it merges or consolidates or which CENTOCOR controls, or to which substantially all of its assets relating to the Field of the Agreement are sold or otherwise transferred, or to a partnership of which CENTOCOR or any of its affiliates is the general partner.

                             ARTICLE XII - NOTICES
                             ---------------------

     12.01 Any notice, report or demand required to be given by either party under the terms of this Agreement shall be given in writing by letter properly addressed and containing sufficient postage to the party for whom it is intended. Those to be sent to UTHSC shall be addressed to UTHSC, at the address set forth in the beginning of this Agreement, to the attention of the Director for Research or to such other address as UTHSC shall designate from time to time. Those to be sent to CENTOCOR shall be addressed to Dr. Hubert J. P. Schoemaker, President, CENTOCOR, 244 Great Valley Parkway, Malvern, Pennsylvania, 19355 or to such other address as CENTOCOR shall designate from time to time. Each notice so mailed as hereinabove provided shall be deemed to have been given when mailed.

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                             ARTICLE XIII - TITLES
                             ---------------------

     13.01 It is agreed that marginal headings appearing at the beginning of the numbered articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

                        ARTICLE XIV - STATUS OF PARTIES
                        -------------------------------

     14.01 UTHSC and CENTOCOR agree that each party to this Agreement is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     14.02 No publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise relating to the Agreement, to any amendment hereto or to performance hereunder or the existence of the arrangement between the parties shall be originated by either CENTOCOR, UTHSC or their employees without written approval of the other party to this Agreement except as required by the law. CENTOCOR shall not knowingly disclose the name of any UTHSC investigator or project relating to this

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                          9/25/86                                -23


Agreement. However, CENTOCOR may use descriptive scientific terminology in accordance with Article 6.03 in marketing a product.

                           ARTICLE XV - GOVERNING LAW
                           --------------------------

     15.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  ARTICLE XVI - INVALIDITY OR UNENFORCEABILITY
                  --------------------------------------------

     16.01 If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, said invalid provision or part thereof shall be severable here from and shall in no way affect the validity of the remainder of this Agreement.

                        ARTICLE XVII - ENTIRE AGREEMENT
                        -------------------------------

     17.01 This Agreement constitutes the entire Agreement between the parties, and no variation of modification of this Agreement or waiver of any of its terms or provisions shall be deemed valid unless in writing and signed by both parties.

     University of Texas Health Science Center - Centocor, Inc. Agreement
0399D/Sep                          9/25/86                                -24


     IN WITNESS WHEREOF, and for making this Agreement come into force from the date first above written, both parties cause this Agreement to be duly signed by their respective authorized representatives.

ACKNOWLEDGMENT                UNIVERSITY OF TEXAS
                              HEALTH SCIENCE CENTOCOR
WITNESS


/s/E.G. Piebold                     /s/ R. B. Price
----------------------------        -------------------------------
                              President for Administration and
                              Business Affairs


                              October 1, 1986
                              --------------------------------
                              Date


                              /s/ Rodger McEver
                              --------------------------------
                              Rodger McEver, M.D.



WITNESS                       CENTOCOR, INC.


/s/ Sarah Shoaf Friel         /s/ Hubert J.P. Schoemaker
---------------------------   --------------------------------
                              Hubert J.P. Schoemaker, Ph. D.
                              President

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -25

                                   APPENDIX A

                            Proposed Research Budget

                               Agreement Year One
                               ------------------

     Research Associate      $19,800 + 27% fringe = $25,146
     Lab Tech IV             $13,400 + 27% fringe =  17,069
     Supplies                 25,000
     Equipment                10,000

     Total Direct Costs                                  77,215
     Indirect Costs at 10%                                         7,722
                                                                 -------
          Total Costs                                            $84,937
                                                                 -------



------------------------
     The following letter outlines the proposed Research Plan for the first Agreement Year.

University of Texas Health Science Center   -   Centocor, Inc. Agreement
0399D/Sep                          9/25/86                           -26




                                   APPENDIX B



There are no institutions other than UTHSC with any rights to inventions to be licensed to CENTOCOR under this Agreement.

                                    CENTOCOR

         244 Great Valley Parkway, Malvern, PA  19355   (215) 296-4488
                                 TELEX: 173-190
                              FAX: (215) 644-7558

June 23, 1988

Jack C. Park, Esquire
Office of the Executive Vice President
 for Administration and Business Affairs
University of Texas Health Science Center
7703 Floyd Curl Drive
San Antonio, TX  78284-7862

Dear Jack:

     As our work with Dr. McEver's antibodies progresses, particularly with S-12, we would like to hereby exercise the option under Article 5.01 of the October 1, 1986 University of Texas Health Science Center at San Antonio - Centocor Research and Licensing Agreement (the "Agreement") to convert our License thereunder to exclusive. Accordingly, the higher exclusive royalty rates and other obligations related to the exclusive license as specified in said Agreement shall become effective as of the date of this letter.

     As a clarification of further terms of Article 5.01, given that Dr. McEver has left your institution and that we are continuing to fund him at the University of Oklahoma, Centocor would like to propose that the minimum royalty payments discussed in Article 5.01 commence on October 1, 1989, the third anniversary of the Agreement. This is in line with the expected three years of funding originally envisioned under Article I of the Agreement. Dr. McEver's departure was obviously not foreseen when said Article was drafted.

     If this above modifications/clarifications to the Agreement are acceptable, please have both copies of this letter signed by your institution and return one to me.

     Feel free to call all with any questions.

Very truly yours,
/s/ Sarah A. Shoaf
Sarah A. Shoaf
Director of Corporate Technology Affairs
RESEARCH AND DEVELOPMENT

Agreed to and Accepted By:

  /s/ Jack Park
------------------------------
University of Texas Medical Science
 Center at San Antonio